Exhibit 10.1

January 19, 2012

Mr. Ricardo H. Rosa

Chemin de Ruth 122

1223 Cologny

Geneva

Dear Ricardo:

This letter agreement (the “Agreement”) states the terms and conditions applicable to the termination of your employment with Transocean.  All references in this Agreement to “Transocean” shall mean Transocean Management Ltd., its parent, subsidiaries, affiliates and related entities.

1.                                       Resignation and Termination.  You hereby resign as Chief Financial Officer of Transocean Ltd., and from any and all other officer or director positions with Transocean, effective January 9, 2012 (the “Resignation Date”).  Your employment with Transocean shall terminate on April 30, 2012 (the “Termination Date”).

2.                                       Notice Period.  During the period commencing on the Resignation Date and ending on the Termination Date (the “Notice Period”), you will continue to be an employee of Transocean and, except as otherwise set forth herein, your compensation during the Notice Period will be subject to the same terms and conditions (including base salary) as were in effect immediately prior to the Resignation Date.

3.                                       Severance Pay.  You shall receive a lump sum cash payment equal to CHF 605,000 gross (the “Compensation”), subject to and contingent upon your timely execution of the waiver and release attached hereto as Annex I (the “Waiver and Release”).  In order to be considered as timely and valid, the Waiver and Release must be signed by you and delivered to Transocean no earlier than one month and one day from your Termination Date.  Transocean reserves the right to deduct from the Compensation such social security contributions and taxes as may be required by law and in accordance with Transocean’s Swiss tax protection program.  Payment of the Compensation shall be made within ten days after delivery by you to Transocean of your duly executed Waiver and Release.  Any right you may have to payment arising in connection with earned but unused vacation time will be fully satisfied by the payment of the Compensation.

4.                                       Bonus.  You will participate in Transocean’s Performance Award and Cash Bonus Plan (the “Cash Bonus Plan”) for the 2011 calendar year; provided, however, that payment, if any, shall be governed by the terms of the Cash Bonus Plan and the Executive Compensation Committee of the Board of Directors retains the right to adjust any bonus payable to you for 2011 under the Cash Bonus Plan.  Subject to and contingent upon your timely execution of the Waiver and Release, you will also receive a cash payment (the “2012 Bonus”) in an amount which shall be determined by multiplying the target bonus for which you were eligible under the Cash Bonus Plan for the 2011 calendar year by a fraction, the numerator of which is the number of your calendar days of employment during 2012 and the denominator of which is 366.  Payment of your 2012 Bonus will be made simultaneously with the payment of Compensation, and will be in lieu of your participation in the Cash Bonus Plan for the 2012 calendar year.  Transocean reserves the right to deduct from the bonus payments such social security contributions and taxes as may be required by law and in accordance with Transocean’s Swiss tax protection program.

5.                                       Long-Term Incentive Plan Awards.  You will not receive any additional awards under the LTIP.   You should refer to the applicable award letters as to the specific treatment of any awards previously granted to you under the LTIP.  In addition, the following terms shall apply to any awards under the LTIP that remain outstanding as of the Termination Date:

(A)                              Restricted Stock Units.  All Restricted Stock Units (“RSUs”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable award agreement) on the Termination Date.   For the avoidance of doubt, the following provides details regarding the status of your outstanding RSU awards if you continue to be employed by Transocean until April 30, 2012:

Grant Date	RSUs Granted	Vested Prior to April 30, 2012	Accelerated Vesting on April 30, 2012
11/17/2010	12,549	4,183	8,366
2/10/2011	6,658	2,219	4,439

(B)                                Non-qualified Stock Options.  All non-qualified stock options (“NQ Options”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable award agreement) on the Termination Date.  Notwithstanding the terms and provisions of the applicable award letters to the contrary, any NQ Options that are unvested as of the Termination Date shall continue to vest and become exercisable as if your employment had continued until the date such unvested NQ Options become fully vested and exercisable and all outstanding NQ Options will remain exercisable until the Expiration Date, as defined in the applicable NQ Option award agreement.  For the avoidance of doubt, the following provides details regarding the status of your NQ Options if you continue to be employed by Transocean until April 30, 2012:

Grant Date	Exercise Price (in U.S. dollars)	Number Awarded	Vested as of April 30, 2012	Not Exercisable as of April 30, 2012	Will Become Exercisable as if Employment Continued	Exercise Period Ends
7/9/2008	$144.32	9,705	9,705	n/a	n/a	7/8/2018
2/12/2009	$60.19	24,436	24,436	n/a	n/a	2/11/2019
2/18/2010	$83.32	17,688	11,792	5,896	5,896	2/17/2020
2/10/2011	$78.76	13,096	4.365	8,731	8,731	2/9/2021

(C)                                Contingent Deferred Units.  All contingent deferred units (“CDUs”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable award agreement) on the Termination Date.   You will receive a pro-rata portion of the CDUs that are outstanding as of your Termination Date.  For the avoidance of doubt, the following provides details regarding the status of your outstanding CDUs if you continue to be employed by Transocean until April 30, 2012:

Grant Date	CDUs Held	Forfeited as of Termination Date	Outstanding as of Termination Date	Earned
2/12/2009	11,847	0	11,847	TBD*
2/18/2010	8,585	2,009	6,576	TBD*
2/10/2011	6,658	3,850	2,808	TBD*

*In the event of a termination of employment for the Convenience of the Company, you receive a pro-rata portion of outstanding CDUs.  The pro-rata portion of the CDUs determined above is calculated by multiplying the number of CDUs held by a fraction, the numerator of which is the number of calendar days of employment during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date (1,052, 1,047 and 1,055, respectively).  The determination of the vested awards will be made within the first 60 days of 2012, 2013 and 2014 for the 2009 award, the 2010 award and the 2011 award, respectively, and the distribution of the vested portion of the award will be made on March 15, 2012, 2013, and 2014 respectively.

6.                                       Benefits.

(A)                              Retirement Plans.  Following the date of your separation from service for any reason as an employee of Transocean, you will no longer be able to participate in the Transocean Management, Ltd. Pension Plan (the “Plan”).  The payment of your benefit under the Plan (and under any other plan in which you may have participated) will be made in accordance with the terms of the applicable plan based on the date of your separation from service.

(B)                                Repatriation.  You will be reimbursed for reasonable and documented repatriation costs incurred on or before December 31, 2012, in accordance with Transocean policy.

(C)                                Severance.  You will not be eligible to participate in any severance plan or arrangement established by Transocean, including but not limited to the Transocean Executive Severance Policy, and you agree that you will have no right to claim a benefit under any severance plan or arrangement.

(D)                               Outplacement Services.  You will be eligible to receive outplacement services in accordance with the current Human Resources’ practice.

(E)                                 Other Benefits and Perquisites.  Except as otherwise provided in this Agreement, the terms and conditions of each Transocean benefit plan or program in which you participate as of the Termination Date shall continue to apply to any payments due and owing to you under the terms of such plan or program.  Nothing in this Agreement shall limit or constrain in any way Transocean’s ability to amend the terms and/or conditions of any such plan or program.

7.                                       Waiver And Release.  In exchange for this Agreement you agree, on behalf of yourself, your heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on your behalf as follows:

You irrevocably and unconditionally release, acquit, and forever discharge Transocean, and any predecessors or successors (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom the Transocean Group could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to you, arising from or related in any way to your employment or termination of your employment with the Transocean Group and/or any of the Released Parties and occurring through the date you sign and return this Agreement.

You acknowledge that this Agreement is your knowing and voluntary waiver of all rights or claims arising before you accept and return this Agreement, as indicated below.  You understand and agreed that your waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature.  You further acknowledge and agree that your waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which you are already entitled.

You further acknowledge and agree that the Transocean Group has no obligation to reemploy, rehire or recall you, and promise that you shall not apply for re-employment with the Transocean Group.

8.                                       Miscellaneous.

(A)                              You warrant, acknowledge and agree that:

(B)                                Your acceptance of this Agreement is completely voluntary;

(C)                                You are hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

(D)                               You are receiving under this Agreement consideration of value in addition to anything to which you are already entitled;

(E)                                 You understand that this Agreement includes a release and waiver of all claims, known and unknown, past or present, other than claims with respect to the rights arising under this Agreement or to rights arising under Transocean’s Swiss tax protection program;

(F)                                 You are fully competent to execute this Agreement, which you understand to be a binding contract;

(G)                                You accept this Agreement including the waiver and release of your own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in the Agreement;

(H)                               You understand that Transocean Management Ltd. is relying upon the truthfulness of the statements you make in the Agreement and you understand that Transocean Management Ltd. would not enter into this Agreement if you did not make each of the representations and promises contained in the Agreement.

9.                                       Cooperation.  Following the termination of your employment with Transocean, you agree to reasonably cooperate with and make yourself available on a continuing basis to Transocean and its representatives and legal advisors in connection with any matters in which you are or were involved during your employment with Transocean or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by Transocean.  You also agree to promptly send the General Counsel, Transocean Ltd. copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such matters involving or relating to Transocean, unless you are expressly prohibited by law from so doing.  You agree not to cooperate voluntarily in any third party claims against Transocean.  You agree that nothing in this Agreement restricts your ability to appropriately respond to a subpoena or other request from the government or regulators.  Transocean agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this section.

10.                               Confidentiality.  You acknowledge that, in the course of your employment with Transocean, you have acquired Confidential Information which is and remains the exclusive property of Transocean. You agree not to divulge to any other person, firm, corporation or legal entity, any Confidential Information or trade secret of Transocean, except as required by law.   “Confidential Information” shall mean information:  (A) disclosed to or known by executive as a consequence of or through executive’s employment with Transocean; (B) not generally known outside the Transocean; and (C) which relates to any aspect of Transocean or their business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, Transocean’s trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by Transocean, investments made by Transocean, and any information provided to Transocean by a third party under restrictions against disclosure or use by Transocean or others.  You additionally represent and agree that the existence, terms and conditions of this Agreement shall be and remain confidential and that you will not disclose them to any third party other than your attorney or legal advisor.

11.                               Return of Transocean’s Property.  You acknowledge and agree that you will promptly return to Transocean all property pertaining to its business activities that is in your possession, as well as any other property of Transocean that you are expressly requested to return, including computers, files, documents, and other materials which were given to you by Transocean for your use during your employment or which are otherwise in your possession, custody or control.

12.                               Non-Disparagement.  You agree that, in acting alone or in concert with others, you will not (A) publicly criticize or disparage Transocean or any of its officers, employees, directors or agents, or privately criticize or disparage Transocean or any of its officers, employees, directors or agents in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, Transocean or any of its officers, employees, directors or agents; (B) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against Transocean; (C) commit damage to the property of Transocean or otherwise engage in any misconduct which is injurious to the business or reputation of Transocean; or (D) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Transocean or inconsistent with fostering the goodwill of Transocean; provided, however, that nothing in this Section 12 shall apply to or restrict in any way the communication of information by the executive to any state or federal law enforcement agency or require notice to Transocean, and you will not be in breach of the covenant contained in (B) above solely by reason of your testimony which is compelled by process of law.

13.                               Non-Solicitation of Customers.  You agree that, during the one year period beginning on the Termination Date, you will not directly or indirectly, on your own behalf or on behalf of others, solicit or accept any business producing or providing products or services which Transocean produces or provides from any person that was a customer or client or prospective customer or client of Transocean during the period during which you were employed by Transocean.

14.                               Non-Solicitation of Employees.  You agree that during the term of your employment under this Agreement and for a period of two years following the Termination Date, you will not either directly or indirectly solicit, induce, recruit or encourage any of Transocean’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire Transocean’s employees, either for yourself or any other person or entity.

15.                               Indemnification Agreement.   Nothing in this Agreement shall act as a release or waiver by you of any rights of defense or indemnification which would otherwise be afforded to you under the Articles of Association of Transocean Ltd. or the similar governing documents of any affiliate of Transocean Ltd., or any rights of defense or indemnification afforded to you under the indemnification agreement previously entered into between you and Transocean, or any rights of defense or indemnification which would be afforded to you under any officer liability or other insurance policy maintained by Transocean.

16.                               Enforcement of Agreement.   No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

17.                               Choice of Law.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of Switzerland, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

18.                               Notices.  Notices provided for in this Agreement shall be in writing and shall either be personally delivered by hand or sent by:  (i) mail service, postage prepaid, properly packaged, addressed and deposited with the mail service system; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender.  Notices to you by Transocean shall be delivered to the last address you have filed, in writing, with Transocean, and notices by you to Transocean shall be delivered to Transocean Management Ltd., c/o Mr. Ian Clark, Vice President, Human Resources, Chemin de Blandonnet 10, CH-1214 Vernier, Switzerland.

19.                               Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successors or assigns of Transocean.

TRANSOCEAN MANAGEMENT LTD.

/s/ Ian M. Clark	23 Jan 2012
Ian M. Clark	Date

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.

Accepted this 22nd day of January 2012.

/s/ Ricardo H. Rosa
Ricardo H. Rosa

ANNEX 1

WAIVER AND RELEASE FROM LIABILITY

WHEREAS, I have been employed by Transocean Management Ltd.; and

WHEREAS, after due and considerate negotiations Transocean Management Ltd. and I have entered into a termination agreement on (the Agreement)

NOW, THEREFORE, in consideration of the covenants undertaken by Transocean Management Ltd. in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I knowingly and voluntarily release and forever discharge Transocean Management Ltd. and any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, benefit plans, plan administrators, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof, as well as all otherwise affiliated or related entities or persons of and from any and all claims, known and unknown I have or may have against Transocean Management Ltd. arising out of or in connection with my employment relationship with Transocean Management Ltd.

AGREED AND ACCEPTED this                day of                                           , 2012.

Ricardo H. Rosa